Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces First Quarter Earnings; Mortgage Originations and Deposits at

Record Levels

Syracuse, NY, April 15, 2009 - Alliance Financial Corporation (“Alliance”, or the “Company”) (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today its net income available to common shareholders for the quarter ended March 31, 2009 increased 25.2% to $2.6 million, or $0.57 per diluted share in the first quarter, compared to $2.1 million, or $0.45 per diluted share in the year-ago quarter. On a linked-quarter basis, net income available to common shareholders increased 11.2% compared with $2.3 million in the fourth quarter of 2008.

The first quarter’s results were lifted by continued growth in net interest income which offset higher credit costs and a decline in investment management income. In addition, the Company recognized $1.0 million in pre-tax gains on the sale of securities, or $622,000 ($0.14 per diluted share) after taxes. The Company attributed the increase in net interest income to a higher net interest margin which resulted from lower funding costs. Credit costs were up in the first quarter compared to the year-ago period due largely to higher loan and lease delinquencies resulting from weak economic conditions. Non-interest income decreased in the first quarter due primarily to lower fee income in the Company’s investment management business due largely to the sharp drop in the equity markets over the past year.

Jack H. Webb, President and CEO of Alliance said, “Alliance achieved record levels of mortgage originations, deposit growth and net interest income in the first quarter as we continued to show positive momentum in all lines of business.”

Webb added, “Mortgage originations increased 48% from the first quarter of last year, and in February Alliance ranked as the number one residential mortgage originator in Onondaga County. Deposits increased $92 million or 9.8% in the first quarter, and exceeded $1 billion for the first time in our history on strong growth in each of our retail, commercial and municipal business lines. We have experienced strong growth in low-rate transaction and non-interest bearing demand accounts over the past twelve months, with balances in these accounts increasing more than $115 million or 21% since the first quarter of 2008. This growth reflects our ability to differentiate Alliance in the midst of a very challenging banking environment and the recognition in our marketplace of our overall financial strength.”

Balance Sheet Highlights

Total assets were $1.4 billion at March 31, 2009, which increased $46.0 million or 3.4% from December 31, 2008. Total loans and leases (net of unearned income) were $926.8 million at March 31, 2009, compared with $910.8 million at December 31, 2008.

Residential mortgages increased $25.2 million or 8.0% during the quarter, and reached a record all-time high of $339.3 million at March 31, 2009. Residential mortgage origination volume increased $18.8 million or 48% in the first quarter compared with the year-ago quarter, and was up $24.2 million or 72% compared with the fourth quarter of 2008. The increase in 2009’s first quarter originations follows a record year of mortgage originations for Alliance in 2008 of $103.2 million. Alliance has increased its market share of the residential mortgage market due largely to its focused expansion of and investment in the Company’s mortgage business in Central New York. The Company continues to originate only conventional residential mortgages in its local markets, and does not originate sub-prime, Alt-A, negative amortizing or other higher risk residential mortgages.

Indirect auto loans were unchanged at $182.8 million as of March 31, 2009. The Company originated $21.7 million of indirect auto loans in the first quarter, compared with $19.1 million in the fourth quarter of 2008 and $18.2 million in the year-ago quarter. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in its direct lending programs.

Leases (net of unearned income) decreased $9.1 million or 8.7% in the first quarter as a result of the Company’s previously announced decision to cease new lease originations. The remaining balance of the lease portfolio of $95.5 million is expected to continue to run-off at the rate of approximately $9.0 million per quarter over the next year.

Commercial loans and mortgages increased $984,000 in the first quarter and totaled $215.3 million at March 31, 2009. Originations of commercial loans and lines of credit in the first quarter totaled $20.6 million, compared with $32.0 million in the fourth quarter of 2008 and $16.4 million in the year-ago quarter. Alliance has experienced a general increase in commercial loan activity as we have been successful at developing relationships with credit-worthy businesses in our markets who are seeking the stability of a financially strong locally based bank.

The Company’s investment securities portfolio totaled $329.4 million at March 31, 2009, compared with $299.1 million at December 31, 2008. The Company’s portfolio is comprised entirely of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of the securities portfolio at March 31, 2009 is 64% guaranteed mortgage-backed securities, 28% municipal securities and 8% obligations of U.S. Government sponsored corporations. Mortgage-backed securities, which totaled $209.4 million at March 31, 2009, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the full faith and credit of the federal government. The Company does not invest in any private-label mortgage-backed securities or securities backed by sub-prime, Alt-A or other high-risk mortgages. The Company also does not hold any preferred stock, corporate debt or trust preferred securities in its investment portfolio.

The Company had net unrealized gains of approximately $5.4 million in its securities portfolio at March 31, 2009.

Total deposits were $1.0 billion at March 31, 2009, which was an increase of $92.4 million or 9.8% compared with December 31, 2008. The Company’s deposit mix continued to change favorably in the first quarter, with lower cost demand, savings and money market accounts (transaction accounts) comprising 64.7% of total deposits, compared with 62.1% at December 31, 2008 and 56.7% at March 31, 2008. Transaction accounts accounted for $84.0 million or 90.9% of the total increase in deposits in the first quarter. This growth was due largely to business development efforts focusing on these lower cost transaction accounts and to a greater awareness of the Alliance brand in our markets.

Shareholders’ equity was $146.5 million at March 31, 2009, compared with $144.5 million at December 31, 2008. Shareholders’ equity increased $2.0 million during the quarter on net income available to common shareholders of $2.6 million which was partially offset by dividends declared of $1.2 million. In February 2009, the Company announced that its Board of Directors declared a quarterly dividend of $0.26 per common share.

The Company’s Tier 1 leverage ratio was 9.5% and its total risk-based capital ratio was 15.3% at the end of the first quarter, both of which comfortably exceeded the regulatory thresholds required to be classified as a well-capitalized institution, which are 5.0% and 10.0%, respectively. The Company’s tangible common equity capital ratio was 5.7% at March 31, 2009.

Asset Quality and the Provision for Credit Losses

Continuing weakness in the local, state and national economies contributed to an increase in nonperforming loans and leases in the first quarter, though overall delinquencies were lower at the end of the first quarter compared with the fourth quarter of 2008. Loans and leases past due 30 days or more totaled $18.0 million or 1.95% of total loans and leases at March 31, 2009, compared with $20.3 million or 2.23% of total loans and leases at December 31, 2008 and $10.9 million or 1.24% at March 31, 2008. The overall quarter-over-quarter decrease in past due loans and leases occurred as a result of payments of past due amounts, charge-offs and repossession. All of the Company’s loan portfolios showed improvements in delinquencies except for the commercial loan portfolio, which experienced an increase of $964,000 in past due loans. Approximately 50% of all delinquent loans and leases at the end of the first quarter were past due for one payment.

Nonperforming assets were $6.7 million or 0.48% of total assets at March 31, 2009, compared with $5.1 million or 0.38% of total assets at December 31, 2008, and $4.8 million or 0.36% of total assets at March 31, 2008. Conventional residential mortgages comprised $1.9 million (23 loans) or 33% of nonaccrual loans and leases at March 31, 2009. Commercial loans on nonaccrual status totaled $1.9 million (21 loans) or 34% of nonaccrual loans and leases at the end of the first quarter. Leases on nonaccrual status totaled $1.7 million (26 leases) or 30% of nonaccrual loans and leases at the end of the first quarter.

The provision for credit losses was $1.8 million in the first quarter, which was an increase of $384,000 compared with the first quarter of 2008 but a decrease of $226,000 compared with the fourth quarter of 2008. Net charge-offs were $1.2 million in the first quarter, compared with $1.6 million in the year-ago quarter and $1.7 million in the fourth quarter of 2008.

Net charge-offs equaled 0.53% of average loans and leases in the first quarter of 2009, compared with 0.72% in the year-ago quarter and 0.74% in the fourth quarter of 2008. The provision for credit losses as a percentage of net charge-offs was 145.3% in the first quarter, compared with 85.0% in the year-ago quarter and 116.9% in the fourth quarter of 2008.

The allowance for credit losses was $9.7 million at March 31, 2009, compared with $9.2 million at December 31, 2008 and $8.2 million at March 31, 2008. The ratio of the allowance for credit losses to total loans and leases was 1.05% at March 31, 2009, compared with 1.01% at December 31, 2008 and 0.93% at March 31, 2008. The ratio of the allowance for credit losses to nonperforming loans and leases was 164.0% at March 31, 2009, compared with 204.6% at December 31, 2008, and 176.7% at March 31, 2008.

Net Interest Income

Net interest income totaled $10.0 million in the first quarter, representing an increase of $1.3 million or 14.6% compared with the first quarter of 2008. The increase in net interest income was driven by a higher net interest margin combined with earning asset growth. Average earning assets increased $58.6 million in the first quarter compared with the year-ago quarter, due largely to a $46.2 million or 16.6% increase in the average balance of residential mortgages. On a linked-quarter basis, net interest income increased $201,000 or 2.0% as a result of a $28.8 million increase in average earning assets which offset a modest 1 basis point decline in the net interest margin.

The Company’s tax-equivalent net interest margin increased 27 basis points in the first quarter compared with the year-ago quarter, and was down 1 basis point compared to the fourth quarter of 2008. The net interest margin on a tax-equivalent basis was 3.42% in the first quarter of 2009, compared with 3.15% in the first quarter of 2008 and 3.43% in the fourth quarter of 2008. The increase in the Company’s net interest margin compared with the year-ago quarter was the result of a decrease in the Company’s tax-equivalent earning asset yield of 82 basis points, which was more than offset by a decrease in its cost of funds of 115 basis points over the same period.

The overall net interest margin growth since the first quarter of 2008 is primarily the result of the Company’s ongoing active balance sheet management and deposit pricing strategies and the positive effects of those strategies in the interest rate environment of the past year. The rate of growth in the Company’s net interest margin slowed in the second half of 2008 and essentially leveled off in the first quarter of 2009 as interest rates on a substantial portion of the Company’s interest-bearing liabilities have adjusted to the lower rates in effect during the period.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $5.4 million in the first quarter of 2009, compared with $5.2 million in the first quarter of 2008. The Company recognized $1.0 million in pre-tax gains on the sale of securities in the first quarter, compared with gains of $137,000 in the first quarter of 2008. Investment management income decreased $527,000 or 23.0% in the first quarter compared with the year-ago quarter as a result of the impact of declines in equity markets on the managed investment management portfolio. Other non-interest income declined $219,000 or 43.6% in the first quarter of 2009 compared with the year-ago quarter due primarily to non-recurring income in 2008’s first quarter.

Non-interest income comprised 30.2% of total revenue in the first quarter of 2009 compared with 36.3% in the year-ago quarter and 32.6% in the fourth quarter of 2008.

Non-interest expenses were $10.1 million in the first quarter, an increase of 2.8% compared to $9.8 million in the year ago quarter, but unchanged from the fourth quarter of 2008. FDIC insurance increased $320,000 compared with the year ago quarter due to an overall increase in rates assessed by the FDIC for all FDIC-insured banks, and the availability of credits against the first quarter 2008 assessment. Salaries and benefits decreased 6.1% and 2.0% compared with the first quarter of 2008 and the fourth quarter of 2008 due primarily to the absence of incentive compensation accruals in the first quarter of 2009.

The Company’s efficiency ratio was 70.0% in the first quarter of 2009, compared with 71.1% in the year-ago quarter and 68.9% in the fourth quarter of 2008.

The Company’s effective tax rate was 17.6% for the first quarter, compared with 25.6% in the year-ago period. The decrease in the effective tax rate is due to an increase in tax exempt income as a percentage of total taxable income.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail and commercial banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; the possibility that our investment management business will fail to perform as currently anticipated; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation
	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended March 31,
	2009	2008
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$12,685	$14,154
Federal funds sold and interest bearing deposits	9	46
Securities	3,195	3,351

Total interest income	15,889	17,551

Interest expense:
Deposits:
Savings accounts	117	114
Money market accounts	963	1,386
Time accounts	2,709	4,654
NOW accounts	150	214

Total	3,939	6,368

Borrowings:
Repurchase agreements	251	517
FHLB advances	1,399	1,484
Junior subordinated obligations	255	415

Total interest expense	5,844	8,784

Net interest income	10,045	8,767
Provision for credit losses	1,750	1,366

Net interest income after provision for credit losses	8,295	7,401

Non-interest income:
Investment management income	1,761	2,288
Service charges on deposit accounts	1,193	1,233
Card-related fees	521	502
Insurance agency income	315	338
Income from bank-owned life insurance	247	159
Gain on the sale of loans	25	26
Gain on sale of securities available-for-sale	1,015	137
Other non-interest income	283	502

Total non-interest income	5,360	5,185

Non-interest expense:
Salaries and employee benefits	4,700	5,005
Occupancy and equipment expense	1,764	1,723
Communication expense	191	198
Office supplies and postage expense	311	282
Marketing expense	251	291
Amortization of intangible assets	388	412
Professional fees	677	762
FDIC insurance premium	347	27
Other operating expense	1,438	1,094

Total non-interest expense	10,067	9,794

Income before income tax expense	3,588	2,792
Income tax expense	631	716

Net income	$2,957	$2,076

Dividend and accretion of discount on preferred stock	(358)	—
Net income available to common shareholders	2,599	2,076

Share and Per Share Data
Basic average common shares outstanding	4,492,810	4,578,027
Diluted average common shares outstanding	4,536,154	4,636,012
Basic earnings per common share	$0.58	$0.45
Diluted earnings per common share	$0.57	$0.45
Cash dividends declared	$0.26	$0.24

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	March 31, 2009	December 31, 2008
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$21,506	$21,172
Federal funds sold	28,918	26,918
Securities available-for-sale	329,380	299,149
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	10,282	11,844
Loans and leases held for sale	327	875
Total loans and leases, net of unearned income	926,759	910,755
Less allowance for credit losses	9,707	9,161

Net loans and leases	917,052	901,594

Premises and equipment, net	20,797	21,202
Accrued interest receivable	4,843	4,218
Bank-owned life insurance	25,187	24,940
Goodwill	32,073	32,073
Intangible assets, net	11,140	11,528
Other assets	11,834	11,845

Total assets	$1,413,339	$1,367,358

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	160,434	140,845
Interest bearing	869,827	797,037

Total deposits	1,030,261	937,882

Borrowings	191,311	238,972
Accrued interest payable	2,513	3,037
Other liabilities	17,013	17,212
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,266,872	1,222,877

Shareholders’ equity:
Preferred stock	26,354	26,331
Common stock	4,913	4,901
Surplus	42,130	41,922
Undivided profits	82,516	81,110
Accumulated other comprehensive income	1,423	971
Directors’ stock-based deferred compensation plan	(2,213)	(2,098)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	146,467	144,481

Total liabilities and shareholders’ equity	$1,413,339	$1,367,358

Common shares outstanding	4,590,660	4,578,910
Book value per common share	$26.04	$25.67
Tangible book value per common share	$16.63	$16.15

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended March 31,
	2009	2008
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$32,989	$7,072
Securities(1)	304,315	286,880
Loans and leases receivable:
Residential real estate loans(2)	324,795	278,605
Commercial loans	212,970	218,438
Leases, net of unearned income(2)	99,020	129,770
Indirect loans	181,081	174,022
Other consumer loans	89,939	91,691

Loans and leases receivable, net of unearned income	907,805	892,526

Total earning assets	1,245,109	1,186,478

Non-earning assets	131,726	124,396

Total assets	$1,376,835	$1,310,874

Interest bearing liabilities:
Interest bearing checking accounts	116,069	106,958
Savings accounts	88,028	81,849
Money market accounts	266,084	210,837
Time deposits	356,609	413,794
Borrowings	211,359	210,238
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774

Total interest bearing liabilities	1,063,923	1,049,450

Non-interest bearing deposits	148,791	126,253
Other non-interest bearing liabilities	17,633	19,078

Total liabilities	1,230,347	1,194,781
Shareholders’ equity	146,488	116,093

Total liabilities and shareholders’ equity	$1,376,835	$1,310,874

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	March 31, 2009		December 31, 2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale
Debt securities:
U.S. Treasury obligations	$101	$101	$101	$102
Obligations of U.S. government-sponsored corporations	25,611	25,797	34,489	35,143
Obligations of states and political subdivisions	88,783	91,205	89,154	91,033
Mortgage-backed securities(1)	206,503	209,401	167,753	169,960

Total debt securities	320,998	326,504	291,497	296,238

Stock investments:
Equity securities	1,958	1,877	1,958	1,923
Mutual funds	1,000	999	1,000	988

Total stock investments	2,958	2,876	2,958	2,911

Total available-for-sale	$323,956	$329,380	$294,455	$299,149

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the full faith and credit of the federal government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	March 31, 2009		December 31, 2008
	Amount	Percent	Amount	Percent
Loans and leases
Residential real estate loans	$339,273	36.8%	$314,039	34.6%
Commercial loans	215,299	23.3%	214,315	23.6%
Leases, net of unearned income	95,512	10.4%	104,655	11.6%
Indirect loans	182,780	19.8%	182,807	20.2%
Other consumer loans	89,839	9.7%	90,906	10.0%

Total loans and leases	922,703	100.0%	906,722	100.0%

Net deferred loan costs	4,056		4,033
Allowance for credit losses	(9,707)		(9,161)

Net loans and leases	$917,052		$901,594

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	March 31, 2009		December 31, 2008
	Amount	Percent	Amount	Percent
Deposits
Non-interest bearing checking	$160,434	15.6%	$140,845	15.0%
Interest bearing checking	113,992	11.0%	106,292	11.3%

Total checking	274,426	26.6%	247,137	26.3%

Savings	91,205	8.9%	88,242	9.4%
Money market	301,098	29.2%	247,392	26.4%
Time deposits	363,532	35.3%	355,111	37.9%

Total deposits	$1,030,261	100.0%	$937,882	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	March 31, 2009		December 31, 2008
	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$8,938	0.97%	$11,124	1.22%
60 days past due	3,168	0.34%	4,736	0.52%
90 days past due and still accruing	299	0.03%	126	0.01%
Non-accrual	5,620	0.61%	4,352	0.48%

Total	$18,025	1.95%	$20,338	2.23%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	March 31, 2009	December 31, 2008
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$1,882	$1,506
Commercial loans	1,897	1,997
Leases	1,692	595
Indirect loans	65	101
Other consumer loans	84	153

Total non-accruing loans and leases	5,620	4,352
Accruing loans and leases delinquent 90 days or more	299	126

Total non-performing loans and leases	5,919	4,478
Other real estate and repossessed assets	829	657

Total non-performing assets	$6,748	$5,135

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended March 31,
	2009	2008
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$9,161	$8,426

Loans and leases charged-off	(1,383)	(1,881)
Recoveries of loans and leases previously charged-off	179	273

Net loans and leases charged-off	(1,204)	(1,608)

Provision for credit losses	1,750	1,366

Allowance for credit losses, end of period	$9,707	$8,184

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2009	2008
	First	Fourth	Third	Second	First
	(Dollars in thousands, except share and per share data)
Interest income	$15,889	$16,699	$16,734	$16,980	$17,551
Interest expense	5,844	6,855	7,155	7,473	8,784

Net interest income	10,045	9,844	9,579	9,507	8,767
Provision for credit losses	1,750	1,976	849	1,311	1,366

Net interest income after provision for credit losses	8,295	7,868	8,730	8,196	7,401
Other non-interest income	5,360	4,750	5,134	5,287	5,185
Other non-interest expense	10,067	10,051	9,899	9,630	9,794

Income before income tax expense	3,588	2,567	3,965	3,853	2,792
Income tax expense	631	183	955	966	716

Net income	$2,957	$2,384	$3,010	$2,887	$2,076

Net income available to common shareholders	$2,599	$2,337	$3,010	$2,887	$2,076

Stock and related per share data
Basic earnings per common share	$0.58	$0.52	$0.66	$0.63	$0.45
Diluted earnings per common share	$0.57	$0.51	$0.65	$0.63	$0.45
Basic weighted average common shares outstanding	4,492,810	4,492,810	4,545,357	4,556,157	4,578,027
Diluted weighted average common shares outstanding	4,536,154	4,546,099	4,597,452	4,613,726	4,636,012
Cash dividends paid per common share	$0.26	$0.26	$0.26	$0.24	$0.24
Common dividend payout ratio (1)	45.61%	50.98%	40.00%	38.10%	53.33%
Common book value	$26.04	$25.67	$25.14	$24.84	$24.94
Tangible common book value (2)	$16.63	$16.15	$15.54	$15.21	$15.27

Capital Ratios
Holding Company
Tier 1 leverage ratio	9.52%	9.59%	7.58%	7.41%	7.37%
Tier 1 risk based capital	14.17%	14.05%	10.72%	10.73%	10.36%
Total risk based capital	15.26%	15.08%	11.71%	11.71%	11.27%
Average tangible common equity to average tangible assets	5.71%	5.92%	5.63%	5.59%	5.60%

Bank
Tier 1 leverage ratio	9.01%	8.97%	7.25%	7.00%	6.92%
Tier 1 risk based capital	13.47%	13.15%	10.28%	10.18%	9.85%
Total risk based capital	14.57%	14.19%	11.27%	11.17%	10.78%

Selected ratios
Return on average assets	0.76%	0.70%	0.92%	0.87%	0.63%
Return on average equity	7.10%	7.52%	10.42%	9.93%	7.15%
Return on average common equity	8.69%	7.74%	10.42%	9.93%	7.15%
Yield on earning assets	5.30%	5.69%	5.85%	5.89%	6.12%
Cost of funds	2.20%	2.58%	2.75%	2.82%	3.35%
Net interest margin (tax equivalent) (3)	3.42%	3.43%	3.43%	3.39%	3.15%
Non-interest income to total income (4)	30.19%	32.55%	34.89%	35.74%	36.32%
Efficiency ratio (5)	69.96%	68.87%	67.28%	65.09%	71.14%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.53%	0.74%	0.28%	0.37%	0.72%
Provision for credit losses to average loans and leases, annualized	0.77%	0.87%	0.38%	0.58%	0.61%
Allowance for credit losses to total loans and leases	1.05%	1.01%	0.97%	0.96%	0.93%
Allowance for credit losses to non-performing loans and leases	164.0%	204.6%	187.9%	148.4%	176.7%
Non-performing loans and leases to total loans and leases	0.64%	0.49%	0.52%	0.65%	0.52%
Non-performing assets to total assets	0.48%	0.38%	0.37%	0.45%	0.36%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding
(3)	Tax equivalent net interest income divided by average earning assets
(4)	Non-interest income (net of realized gains and losses on securities) divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities and non-recurring items)
(5)	Non-interest expense divided by the sum of net interest income and non-interest income (net of realized gains and losses on securities and non-recurring items)